SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13-d-102)

                                (Amendment No. 2)

                               Summer Infant, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.0001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    865646103
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 April 28, 2008
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [_] RULE 13d-1(b)
            [X] RULE 13d-1(c)
            [_] RULE 13d-1(d)

CUSIP NO.  865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Partners Small Cap Value, L.P.
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 493,065 Shares
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                                   0
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   493,065 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
                                   0
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person:
        493,065 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        3.3%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Partners Small Cap Value, L.P. I
--------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 724,300 Shares
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   724,300 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        724,300 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        4.8%
--------------------------------------------------------------------------------
12) Type of Reporting Person: PN
--------------------------------------------------------------------------------

CUSIP NO. 865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Small Cap Value Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 716,800 Shares
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   716,800 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        716,800 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        4.7%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO. 865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Capital Management, LLC
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 1,217,365 Shares (1)
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   1,217,365 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        1,217,365 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        7.9% (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Capital, Inc.
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 716,800 Shares (1)
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   716,800 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        716,800 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        4.7% (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------
(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Channel Partnership II, L.P.
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 40,000 Shares
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   40,000 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        40,000 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        0.3%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Capital, Inc. Profit Sharing Plan
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 50,400 Shares
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   50,400 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        50,400 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        0.3%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO.  865646103
--------------------------------------------------------------------------------
1) Name of Reporting Person

Nelson Obus
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: USA
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 2,024,565 Shares (1)
BY EACH REPORTING          -----------------------------------------------------
PERSON  WITH               6) Shared Voting Power
                                   0
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   2,024,565 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
                                   0
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person:
        2,024,565 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        13.1%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

(1) Mr. Obus may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Channel Partnership II, L.P. and Wynnefield Capital, Inc. Profit Sharing Plan because he is a co-managing member of Wynnefield Capital Management, LLC, a principal executive officer of Wynnefield Capital, Inc. (the investment manager of Wynnefield Small Cap Value Offshore Fund), the general partner of Channel Partnership II, L.P. and the portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan. The filing of this Statement and any future amendment by Mr. Obus, and the inclusion of information herein and therein with respect to Mr. Obus, shall not be considered an admission that he, for the purpose of Section 13(g) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest. Mr. Obus disclaims any beneficial ownership of the shares of Common Stock covered by this Statement.

CUSIP NO.  891546106
--------------------------------------------------------------------------------
1) Name of Reporting Person

Joshua Landes
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: USA
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
BENEFICIALLY OWNED                 1,934,165 Shares (1)
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH                6) Shared Voting Power
                                   0
                           -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   1,934,165 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
                                   0
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person:
        1,934,165 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        12.5%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

(1) Mr. Landes may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund because he is a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. The filing of this Statement and any future amendment by Mr. Landes, and the inclusion of information herein and therein with respect to Mr. Landes, shall not be considered an admission that he, for the purpose of Section 13(g) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest. Mr. Landes disclaims any beneficial ownership of the shares of Common Stock covered by this Statement.

 ITEM 1(a). Name of Issuer:

     Summer Infant, Inc.

     ---------------------------------------------------------------------------

ITEM 1(b). Address of Issuer's Principal Executive Offices:

     582 Great Road, North Smithfield, RI 02896

     ---------------------------------------------------------------------------

ITEM 2(a). Names of Persons Filing:

     Wynnefield Partners Small Cap Value, L.P. ("Partners")
     ---------------------------------------------------------------------------
     Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
     ---------------------------------------------------------------------------
     Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
     ---------------------------------------------------------------------------
     Channel Partnership II, L.P. ("Channel")
     ---------------------------------------------------------------------------
     Wynnefield Capital, Inc. Profit Sharing Plan (the "Plan")
     ---------------------------------------------------------------------------
     Wynnefield Capital Management, LLC ("WCM")
     ---------------------------------------------------------------------------
     Wynnefield Capital, Inc. ("WCI")
     ---------------------------------------------------------------------------
     Nelson Obus
     ---------------------------------------------------------------------------
     Joshua Landes
     ---------------------------------------------------------------------------

ITEM 2(b). Address of Principal Business Office Or, If None, Residence:

     450 Seventh Avenue, Suite 509, New York, New York 10123
     ---------------------------------------------------------------------------

ITEM 2(c). Citizenship:

     Partners and Partners I are Delaware limited partnerships.
     ---------------------------------------------------------------------------
     Fund and WCI are Cayman Islands companies.
     ---------------------------------------------------------------------------
     WCM is a New York limited liability compay.
     ---------------------------------------------------------------------------
     Channel is a New York limited liability company.
     ---------------------------------------------------------------------------

     The Plan is a Delaware corporation.
     ---------------------------------------------------------------------------
     Mr. Obus is a United States citizen.
     ---------------------------------------------------------------------------
     Mr. Landes is a United States citizen.
     ---------------------------------------------------------------------------

ITEM 2(d). Title of Class of Securities:

     Common Stock, $.0001 Par Value Per Share
     ---------------------------------------------------------------------------

ITEM 2(e). CUSIP Number:           865646103

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

     [_] Broker or dealer registered under Section 15 of the Act.

     [_] Bank as defined in Section 3(a)(6) of the Act.

     [_] Insurance company as defined in Section 3(a)(19) of the Act.

     [_] Investment company registered under Section 8 of the Investment
         Company Act of 1940.

     [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     [_] An employee benefit plan or endowment fund in accordance with Rule
         13d-1(b)(1)(ii)(F);

     [_] A parent holding company or control person in accordance with Rule
         13d-1(b)(1)(ii)(G);

     [_] A savings associations as defined in Section 3(b) of the Federal
         Deposit Insurance Act (12 U.S.C. 1813);

     [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     This statement is filed pursuant to Rule 13d-1(c).

ITEM 4. Ownership:

(a) Amount beneficially owned by all reporting persons: 2,024,565 Shares

(b) Percent of class: 13.1% of Common Stock.

(c) Number of shares as to which the reporting persons have:

      (i)   sole power to vote or to direct the vote: 2,024,565 Shares
      (ii)  shared power to vote or to direct the vote:
      (iii) sole power to dispose or to direct the disposition: 2,024,565 Shares
      (iv)  shared power to dispose or to direct the disposition:

ITEM 5. Ownership of five percent or less of a class.

      Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

      Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

      Not applicable.

ITEM 8. Identification and classification of members of the group.

      See Item 2 (a) - (c).

ITEM 9. Notice of dissolution of group.

      Not applicable.

ITEM 10.  Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

      Dated: May 1, 2008

                         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                         By: Wynnefield Capital Management, LLC, General Partner

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Managing Member

                         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                         By: Wynnefield Capital Management, LLC, General Partner

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Managing Member

                         WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                         By: Wynnefield Capital, Inc.

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, President

                         WYNNEFIELD CAPITAL MANAGEMENT, LLC

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Co-Managing Member

                         WYNNEFIELD CAPITAL, INC.

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, President

                         CHANNEL PARTNERSHIP II, L.P.

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, General Partner

                         WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Portfolio Manager

                          /s/ Nelson Obus
                         -------------------------------------------------------
                             Nelson Obus, Individually

                          /s/ Joshua Landes
                         -------------------------------------------------------
                             Joshua Landes, Individually

                            AGREEMENT OF JOINT FILING

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $0.0001 par value per share, of Summer Infant, Inc., a Delaware corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

      Dated: May 1, 2008

                         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                         By: Wynnefield Capital Management, LLC, General Partner

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Managing Member

                         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                         By: Wynnefield Capital Management, LLC, General Partner

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Managing Member

                         WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                         By: Wynnefield Capital, Inc.

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, President

                         WYNNEFIELD CAPITAL MANAGEMENT, LLC

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Co-Managing Member

                         WYNNEFIELD CAPITAL, INC.

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, President

                         CHANNEL PARTNERSHIP II, L.P.

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, General Partner

                         WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

                             By: /s/ Nelson Obus
                                ------------------------------------------------
                                       Nelson Obus, Portfolio Manager

                          /s/ Nelson Obus
                         -------------------------------------------------------
                             Nelson Obus, Individually

                          /s/ Joshua Landes
                         -------------------------------------------------------
                             Joshua Landes, Individually